February 9, 2011

PDC Energy Reports 2010 Key Operating Results Including Proved Reserve Increase to 861 Bcfe; Reserve Replacement of 585%; 2011 Capital Budget of $233 Million and Production of 44.9 Bcfe

DENVER, CO, February 9, 2011: PDC Energy (“PDC” or the “Company”) (NASDAQ:PETD) today reported 2010 key operating results which were in line with prior guidance.  Additionally, the Company provided 2011 capital spending, drilling activity and production estimates.  Further, PDC announced the sale of its entire non-core North Dakota property base, primarily located in Burke County, to a private buyer for $9.5 million.

2010 Overview

The Company’s independent reserve engineers completed their estimate of PDC’s year-end 2010 proved reserves in accordance with SEC guidelines.  Total proved reserves as of December 31, 2010 increased 20% to 861 Bcfe, from 717 Bcfe total proved reserves reported as of December 31, 2009.  Reserve replacement from all sources was 585% of 2010 production.(1)  Reserve values in 2010 were calculated utilizing an average realized natural gas price of $3.54/Mcf, an average realized oil price of $71.95/Bbl, and an average realized natural gas liquid (“NGL”) price of $34.12/Bbl, versus a 2009 average realized price for natural gas of $3.17/Mcf and an average realized oil price of $54.64/Bbl.  PDC’s NGL value was included in its natural gas price utilized to value reserves in 2009.  Realized prices reflect adjustments to NYMEX for energy content, quality and basis differentials.  Proved undeveloped reserves were 65% of total year-end 2010 proven reserves versus 59% of total proven reserves at year-end 2009.

The Company started reporting NGLs separately, beginning with its 2010 year-end reserve report.  Separate disclosure of NGLs, which is a standard industry practice, will provide more transparency to PDC’s production and reserve reporting.  The Company’s 2010 year-end proved reserves of 861 Bcfe were comprised of approximately 77% natural gas, 7% NGLs, and 16% crude oil.  Year-end 2009 proved reserves of 717 Bcfe were comprised of 85% liquid-rich natural gas and 15% crude oil.

Summary of Changes in Proved Reserves (Bcfe)
Beginning balance at December 31, 2009:	717.3
Drilling, improved well performance, pricing and book NGLs	171.5
Acquisitions	54.4
Divestitures	(44.0)
Production	(38.6)
Ending balance at December 31, 2010:	860.6

          (1) Reserve replacement represents proven reserve adds from all sources of 225.9 Bcfe divided by 2010 production of 38.6 Bcfe, with NGLs reported separately.

During 2010, PDC added 171.5 Bcfe of proved reserves through a combination of drilling, improved well performance, price revisions, and NGL bookings.  In addition, the Company added 54.4 Bcfe of proved reserves through acquisitions.  The sale of Michigan assets, and the contribution of proved reserves to the PDC Mountaineer LLC joint venture (the “JV”) formed with Lime Rock Partners (“LRP”) in the fourth quarter of 2009, reduced proved reserves by 44.0 Bcfe.

The following table provides PDC’s 2010 proved reserves by major operating area:

Total Proved Reserves at December 31, 2010 (Bcfe)
Total Proved Reserves (1P)
Wattenberg	302.7
Piceance	413.9
NECO	44.3
Permian	32.1
Marcellus Shale JV (PDC's Share)	65.5
Other Areas	2.1
Total:	860.6

Total 2010 production, including production from discontinued operations in 2010, was 38.6 Bcfe.  The Company’s total production, excluding production from discontinued operations and NGLs, was 36.6 Bcfe and in line with Company estimates of 36.4 Bcfe.

2010 Production Summary
Bcfe
Production with NGLs	38.6
Production uplift from NGLs	(2.0)
Production as reported in prior years	36.6

Production guideance	36.4
Exceeded guidance	0.2

PDC invested $141 million in exploration and development initiatives throughout 2010, and $168 million on acquisitions, resulting in a total drilling and acquisition capital expenditure (“CAPEX”) of $309 million.  Based on 2010 proved reserve additions of 225.9 Bcfe, the Company’s all-in Finding and Development costs were approximately $1.37/Mcfe.

The Company drilled 213 gross wells in 2010, compared to 100 gross wells drilled in 2009.  The Company’s 2010 operating focus was primarily in the Wattenberg Field where PDC invested approximately 60% of its capital budget and drilled its initial horizontal Niobrara well.  A total of 171 gross wells were drilled in the Wattenberg Field in 2010, which represented approximately 80% of the Company’s 2010 drilling activity.

For the year 2010, the Company invested approximately $115 million in the Wolfberry region of the Permian Basin for two acquisitions totaling 10,400 net acres, which provided approximately 240
40-acre spaced drilling locations.  The Company drilled its initial 6 wells in the Wolfberry, in Midland and Andrews counties.  PDC has budgeted 25 Wolfberry new drills for 2011.

PDC’s 2010 Marcellus Shale focus was to commence horizontal development and further de-risk its existing position.  The Company operates its Marcellus acreage through its JV.  The JV completed 3 horizontal wells and commenced drilling an additional 3 horizontal wells during 2010 in Taylor and Harrison counties of West Virginia.  The JV has budgeted a 9 well drilling program for 2011 which is expected to be funded entirely from a combination of LRP contributions and liquidity provided by the JV.

Please refer to PDC’s press release dated January 18, 2010 for more detailed disclosures on the Company’s Niobrara, Wolfberry and Marcellus operations.

2011 Plans

PDC’s CAPEX budget for 2011 is expected to be approximately $233 million, including $206 million of development CAPEX, which represents a 46% increase over the 2010 development CAPEX of $141 million.  The 2011 CAPEX budget does not include the previously announced offer to repurchase the Company’s three 2005 partnerships for $36.4 million.  The repurchases, if successful, are anticipated to close in the first quarter of 2011.  The Company’s 2011 total CAPEX budget, including Partnership repurchases, would increase to $269.4 million.

The Company estimates 2011 production to be 44.9 Bcfe.  The 2011 production estimate excludes production volumes which would be added upon the completion of the 2005 partnership repurchases.  The addition of the repurchased partnership volumes to the 2011 production estimate would result in a total production increase of over 20%.

On February 7, 2011, the Company signed a purchase and sale agreement to sell its North Dakota assets.  PDC’s 2011 projected production estimate was adjusted for this sale.  The effective date of the sale was January 1, 2011, and closing is scheduled for March 1, 2011.

Richard W. McCullough, Chairman and Chief Executive Officer, stated, “We are very pleased with our 2010 operating results.  Reserve replacement was an impressive 585%, with an all in finding cost of $1.37/Mcfe.  Our capital investment in Wattenberg Field will be increased and includes continued horizontal Niobrara drilling, and we will continue to develop and de-risk our Marcellus position through our JV.  Additionally, we were able to add another core area with liquid-rich development opportunity through our acquisitions in the Wolfberry region of the Permian Basin.  We have a very strong liquidity position to fund the substantial growth path we have planned.”

The Company plans to provide additional 2010 reserve and operational detail, as well as financial guidance, at its analyst day meeting scheduled for March 15, 2011 in New York.

Upcoming Conference Presentations

PDC is scheduled to present at the Credit Suisse Energy Summit in Vail, Colorado on February 11, 2011, and at EnerCom’s Oil and Services Conference IX in San Francisco, California on February 23, 2011.  Please see the Company’s website at www.petd.com for full details and webcast information.

About PDC Energy

PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and oil.  Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Permian Basins.  PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding PDC’s business, financial condition, results of operations and prospects.  All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements.  Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated natural gas and oil production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this press release reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to it.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for natural gas and oil;
•	changes in estimates of proved reserves;
•	declines in the values of our natural gas and oil properties resulting in impairments;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	the ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	reductions in the borrowing base under the credit facility;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States;
•	changes in environmental laws and the regulations and enforcement related to those laws;
•	the identification of and severity of environmental events and governmental responses to the events;
•	the effect of natural gas and oil derivative activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, along with the risk factors set forth in its annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission ("SEC") on March 4, 2010, as amended August 31, 2010 ("2009 Form 10-K"), and other filings with the SEC and public disclosures.  The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made.  Other than as required under the securities laws, PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this press release or currently unknown facts or conditions or the occurrence of unanticipated events.

Contact:                 Marti J. Dowling
Manager Investor Relations
303-831-3926
ir@petd.com